SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the "Agreement") is made and entered into effective September 13, 2010, by and among FRAMEWAVES, INC. a Nevada corporation ("Framewaves"), B6 SIGMA, INC., a Delaware corporation ("B6 Sigma"), and the shareholders of B6 Sigma listed on Schedule A hereto, constituting all of the shareholders of B6 Sigma (collectively, the "Shareholders").

RECITALS:

A. The Shareholders own all of the issued and outstanding capital stock of B6 Sigma, (the "B6 Sigma Shares").

B. Framewaves desires to acquire 100% of the B6 Sigma Shares from the Shareholders by exchanging 6.67 shares of Framewaves restricted common stock, $.001 par value per share, for each issued and outstanding share of B6 Sigma common stock owned by the Shareholders (the "Framewaves Exchange Shares").

C. The Shareholders desire to exchange their B6 Sigma Shares for the Framewaves Exchange Shares upon the terms and conditions set forth herein.

D. It is the intention of the parties hereto that: (i) Framewaves shall acquire the B6 Sigma Shares solely for the consideration set forth below (the "Exchange"); (ii) the Exchange shall qualify as a transaction exempt from registration or qualification under the Securities Act of 1933, as amended (the "Securities Act"), and (iii) the Exchange shall qualify as a "tax-free" transaction within the meaning of Section 368 of the Internal Revenue Code of 1986.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1. EXCHANGE OF SHARES AND OTHER TRANSACTIONS

1.1 Exchange of Shares. On the Closing Date (as hereinafter defined), the Shareholders shall tender the B6 Sigma Shares to Framewaves and Framewaves shall issue the Framewaves Exchange Shares to the Shareholders in exchange therefor.

1.2 Delivery of B6 Sigma Shares. On the Closing Date, the Shareholders will deliver to Framewaves the certificates representing the B6 Sigma Shares, duly endorsed for transfer (or with executed stock powers) so as to convey good and marketable title to the B6 Sigma Shares to Framewaves, and, promptly thereafter, Framewaves will cause its transfer agent to deliver certificates evidencing the Framewaves Exchange Shares to the Shareholders in accordance with written instructions received from B6 Sigma to Framewaves prior to the Closing.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         Each of the Shareholders represents and warrants to Framewaves as follows:

2.1 Information on Shareholders. Each of the Shareholders is an "accredited investor," as such term is defined in Regulation D promulgated under the Securities Act, and is experienced in investments and business matters, has made investments of a speculative nature and has such knowledge and experience in financial, tax and other business matters as to enable him to evaluate the merits and risks of, and to make an informed investment decision with respect to, this Agreement. Each of the Shareholders understands that his acquisition of the Framewaves Exchange Shares is a speculative investment, and each of the Shareholders represents that he is able to bear the risk of such investment for an indefinite period, and can afford a complete loss thereof.

2.2 Investment Intent. Shareholder understands that the Framewaves Exchange Shares have not been registered under the Securities Act, and may not be sold, assigned, pledged, transferred or otherwise disposed of unless the Framewaves Exchange Shares are registered under the Securities Act or an exemption from registration is available. Shareholder represents and warrants that it is acquiring the Framewaves Exchange Shares for his/its own account, for investment, and not with a view to the sale or distribution of the Framewaves Exchange Shares except in compliance with the Securities Act. Each certificate representing the Framewaves Exchange Shares will have the following or substantially similar legend thereon:

"The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act") or any state securities laws. The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares under the Securities Act unless, in the opinion of counsel satisfactory to the Company, registration is not required under the Securities Act or any applicable state securities laws."

2.3 Ownership of B6 Sigma Shares and Authorization of Agreement. Each Shareholder is the sole record and beneficial owner of his or its B6 Sigma Shares, all of which shares are owned free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating Shareholder to sell or transfer to any third person any of the B6 Sigma Shares owned by Shareholder, or any interest therein. Shareholder has the power to enter into this Agreement and to carry out his, her or its obligations hereunder. This Agreement has been duly executed by Shareholder and constitutes the valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF B6 SIGMA

B6 Sigma, hereby represents and warrants to Framewaves as follows, with any exceptions thereto being denoted on the applicable schedule to this Agreement:

3.1 Organization and Good Standing. B6 Sigma is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted.

3.2 Authorization; Enforceability; No Breach. B6 Sigma has all necessary corporate power and authority to execute this Agreement and perform its obligations hereunder. This Agreement constitutes the valid and binding obligation of B6 Sigma enforceable against B6 Sigma in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights. The execution, delivery and performance of this Agreement by B6 Sigma and the consummation of the transactions contemplated hereby will not:

(a) violate any provision of the Charter or By-Laws of B6 Sigma;

(b) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which B6 Sigma is a party or by or to which it or any of its assets or properties may be bound or subject;

3.3 Consents and Approvals. No filing with, and no permit, authorization, consent, or approval of, any public body or authority or any third party is necessary for the consummation by B6 Sigma of the transactions contemplated by this Agreement.

3.4 Litigation. There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving B6 Sigma or any of B6 Sigma's properties or rights which (a) could reasonably be expected to have a material adverse effect on B6 Sigma taken as a whole, or (b) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement (collectively, a "Material Adverse Effect").

3.5 Brokers or Finders. No broker's or finder's fee will be payable by B6 Sigma in connection with the transaction contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by B6 Sigma.

3.6 Real Estate.  B6 Sigma neither owns real property nor is a party to any leasehold agreement except as set forth on Exhibit 3.6.

3.7 Financial Statements. B6 Sigma will provide Framewaves with audited Financial Statements for the period from inception to February 28, 2010 on or before the Closing Date.

3.8 Capitalization. The authorized capital stock of B6 Sigma consists of 1,000,000 shares of common stock, of which the shares held by the Shareholders as detailed on Schedule A represent all of the issued and outstanding capital stock of B6 Sigma. B6 Sigma has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the unissued shares of capital stock of B6 Sigma. At the Closing, all of the B6 Sigma Shares will be duly authorized and validly issued, fully paid and non-assessable.

3.9 Full Disclosure. No representation or warranty by B6 Sigma in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to Framewaves pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of B6 Sigma.

SECTION 4. REPRESENTATIONS AND WARRANTS OF FRAMEWAVES

Framewaves hereby represents and warrants to B6 Sigma and the Shareholders as follows:

4.1 Organization and Good Standing. Framewaves is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted. Framewaves is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

4.2 Authorization; Enforceability; No Breach. Framewaves has all necessary corporate power and authority to execute this Agreement and perform its obligations hereunder. This Agreement constitutes the valid and binding obligation of Framewaves enforceable against Framewaves in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights. The execution, delivery and performance of this Agreement by Framewaves and the consummation of the transactions contemplated hereby will not:

(a) violate any provision of the Charter or By-Laws of Framewaves;

(b) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate,  or constitute  (or with notice or lapse of time or both constitute) a default under,  any contract or other  agreement to which Framewaves is a party or by or to which it or any of its assets or properties  may be bound or subject;

(c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Framewaves, or upon the properties or business of Framewaves; or

(d) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a Material Adverse Effect on the business or operations of Framewaves.

4.3 The Framewaves Exchange Shares. The Framewaves Exchange Shares to be issued to the Shareholders have been, or on or prior to the Closing will have been, duly authorized by all necessary corporate and shareholder actions and, when so issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be issued in violation of the pre-emptive or similar rights of any person.

4.4 Compliance with Laws. Framewaves has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business or financial condition of Framewaves.

4.5 Consents and Approvals. No filing with, and no permit, authorization, consent or approval of any public body or authority or any third party is necessary for the consummation by Framewaves of the transactions contemplated by this Agreement.

4.6 Litigation. There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving Framewaves or any of Framewaves' properties or rights which (a) could reasonably be expected to have a material adverse effect on Framewaves taken as a whole, or (b) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement.

4.7 Brokers or Finders. No broker's or finder's fee will be payable by Framewaves in connection with the transaction contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by Framewaves.

4.8 Real Estate. Framewaves neither owns real property nor is a party to any leasehold agreement.

4.9 Assets. Framewaves owns all rights, title and interest in and to its assets, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances.

4.10 Financial Statements. The audited balance sheet of Framewaves at December 31, 2009 and related statements of operations, cash flow and shareholders' equity (the "Framewaves Financial Statements") fairly present in all material respects the financial position of Framewaves as of the respective dates thereof, and the other related statements included therein fairly present in all material respects the results of operations, changes in shareholders' equity and cash flows of Framewaves for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the period involved, except as otherwise noted therein.

4.11 Absence of Changes; No Undisclosed Liabilities. Except as disclosed in its Form 10-K for fiscal year ended December 31, 2009, Framewaves has not incurred any liability material to Framewaves, except in the ordinary course of its business, consistent with past practices; suffered a change, or any event involving a prospective change, in the business, assets, financial condition, or results of operations of Framewaves which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (other than as a result of changes or proposed changes in federal or state regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles, and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by Framewaves to B6 Sigma pursuant hereto); or subsequent to the date hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices. Framewaves has no liability (and Framewaves is not aware of any basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rising to any liability which individually or is in the aggregate are reasonably likely to have a Material Adverse Effect on Framewaves) except for (a) liabilities set forth on the face of the most recent balance sheet included in the Framewaves Financial Statements, and (b) liabilities which have arisen after the date of such balance sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, tort, infringement, or violation of law). Framewaves shall have no liabilities on the Closing Date and liabilities of $27,060 listed on the December 31, 2009 balance sheet shall all be satisfied by Framewaves on or before the Closing.  Both parties agree that any liabilities incurred after the execution of the Letter of Intent on February 23, 2010 shall be the responsibility of B6 Sigma, Inc.

4.12 Capitalization. The authorized capital stock of Framewaves consists of 100,000,000 shares of common stock, $.001 par value of which 1,254,994 shares are presently issued and outstanding. Framewaves has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the unissued shares of capital stock of Framewaves. All of the Framewaves Exchange Shares are duly authorized and validly issued, fully paid and non-assessable.

4.13 Contracts. Framewaves has no contracts, instruments, mortgages, notes, security agreements, leases, agreements, or understandings, whether written or oral, to which Framewaves is a party that relates to or affects the assets or operations of Framewaves or to which Framewaves' assets or operations may be bound or subject (collectively, the "Contracts"). There are no existing defaults by Framewaves under any contract, agreement or understanding.

4.14 Taxes. All required tax returns or federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by Framewaves for all years for which such returns are due. Any and all federal, state, county, municipal, local, foreign and other taxes, assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for. Framewaves has never been audited by any local, state or federal tax authority.

4.15 Labor and Employment Matters. (a) Framewaves is and has been in compliance in all respects with all applicable laws respecting employment and employment practices, terms, and conditions of employment and wages and hours, including, such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety, and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (b) no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending nor, to the knowledge of Framewaves is any such investigation threatened or has any such investigation occurred during the last three years, and no governmental entity has provided any notice to Framewaves or otherwise asserted an intention to conduct any such investigation; (c) there is no labor strike, dispute, slowdown, or stoppage actually pending or threatened against Framewaves; (d) no union representation question or union organizational activity exists respecting the employees of Framewaves; (e) no collective bargaining agreement exists which is binding on Framewaves; (f) Framewaves has experienced no work stoppage or other labor difficulty; and (g) in the event of termination of the employment of any of the current officers, directors, employees, or agents of Framewaves, Framewaves shall not, pursuant to any agreement or by reason of anything done prior to the closing by Framewaves be liable to any of said officers, directors, employees, or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits, except to the extent that any matter in Items (a), (b), (f) and (g) could reasonably be expected individually or in the aggregate to have a Material Adverse Effect on Framewaves.

4.16 State Anti-Takeover Statutes. The Framewaves Board of Directors has approved this Agreement and the transactions contemplated hereby, and thereby such approval constitutes approval of the Agreement and other transactions contemplated hereby and thereby by the Framewaves Board of Directors as required under Nevada law. To the knowledge of Framewaves, no state anti-takeover statute is applicable to the Exchange.

4.17 Absence of Certain Business Practices. Neither Framewaves nor any director, officer, employer, or agent of the foregoing, nor any person acting on its behalf, directly or indirectly has to Framewaves' knowledge given or agree to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (a) might subject B6 Sigma to any damage or penalty in any civil, criminal, or governmental litigation or proceeding, (b) if not given in the past, might have had a Material Adverse Effect on Framewaves, or (c) if not continued in the future, might have a Material Adverse Effect on Framewaves or which might subject Framewaves to suit or penalty in any private or governmental litigation or proceeding.

4.18 Internal Accounting Controls. Framewaves maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.19 SEC Reports. Except as may be disclosed in its public filings with the SEC, Framewaves has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the "SEC Reports"). The SEC Reports comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.

4.20 SEC Inquiry. Framewaves has not received and is not aware of any Investigation of Framewaves by the SEC or any self-regulatory agency.

4.21 Full Disclosure. No representation or warranty by Framewaves in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to B6 Sigma pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of Framewaves.

SECTION 5. COVENANTS

5.1. Examinations and Investigations. Prior to the Closing, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation and verification of the assets, properties, business and operations, books, records and financial condition of the other, including communications with suppliers, vendors and customers, as they each may reasonably require. No investigation by a party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement. Consummation of this Agreement shall be subject to the fulfillment of due diligence procedures to the reasonable satisfaction of each of the parties hereto and their respective counsel.

5.2. Expenses. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

5.3. Further Assurances. The parties shall execute such documents and other papers and take such further action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain in the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

5.6. Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, each of the parties hereto agree to keep confidential any information disclosed to each other in connection therewith; provided, however, such obligation shall not apply to information which:

(a) at the time of disclosure was public knowledge;

(b) after the time of disclosure becomes public knowledge (except due to the action of the receiving party); or

(c) the receiving party had within its possession at the time of disclosure.

5.7 Stock Certificates and Consideration. At the Closing, the Shareholders shall have delivered the certificates representing the B6 Sigma Shares duly endorsed (or with executed stock powers) so as to make Framewaves the sole owner thereof. At such Closing, Framewaves shall issue and deliver the Framewaves Exchange Shares to the Shareholders.

5.8 Management of B6 Sigma and Framewaves. On the Closing date, the officers, directors and shareholders of Framewaves shall take such actions as may be required (i) to cause Richard Mah, James Stout, Mark Cola, Vivek Dave and Valerie Vekkos to be appointed to Framewaves’ Board of Directors; (ii) for B6 Sigma’s current officers and directors to resign as officers and directors of B6 Sigma; and (iii) to cause the following persons to be elected as officers of Framewaves, in the positions set forth across from their respective names:

Richard Mah	CEO
James Stout	Chairman of the Board
Mark Cola	President and Chief Operating Officer
Vivek Dave	Executive Vice-President
Valerie Vekkos	Secretary

5.9 150 for 1 Forward Stock Split.  On or about September 27, 2010, Framewaves shall take such actions as may be necessary to effect a 150 for 1 forward split of its common stock. (the “Forward Split”). The Forward Split shall not be effected until (i) after the Closing; and (ii) a minimum of ten (10) days notice of the Forward Split has been delivered to the OTC BB. All reference to Framewaves Exchange Shares herein give no effect to the Forward Split.

5.10 Employee Incentive Stock Option Plan.  On or before the Closing Date, Framewaves shall obtain the written consent of its shareholders and Board of Directors to authorize and adopt an Employee Incentive Stock Option Plan pursuant to which options to acquire up to 266,667 shares of Framewaves common stock may be issued to employees and consultants of Framewaves and its subsidiaries.

5.11 Name Change.  On or before the Closing Date, Framewaves shall obtain the written consent of its shareholders and Board of Directors to change the name of Framewaves to Sigma Labs, Inc. The name change shall not be effected until (i) after the Closing; and (ii) a minimum of ten (10) days notice of the name change has been delivered to the OTC BB.

SECTION 6. THE CLOSING

The closing (the "Closing") shall take place at such other time and place as is mutually agreed upon by Framewaves, B6 Sigma and the Shareholders, following satisfaction or waiver of all conditions precedent to Closing (the “Closing Date”). At the Closing, the parties shall provide each other with such documents as may be necessary or appropriate and customary in transactions of this sort in order to consummate the transactions contemplated hereby, including evidence of due authorization of the Agreement and the transactions contemplated hereby.

SECTION 7. CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions Precedent to the Obligation of Framewaves to Issue the Framewaves Exchange Shares. The obligation of Framewaves to issue the Framewaves Exchange Shares to the Shareholders and to otherwise consummate the transactions contemplated hereby is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below. These conditions are for Framewaves' sole benefit and may be waived by Framewaves at any time in its sole discretion.

(a) Capital Transactions. B6 Sigma shall have raised capital (gross proceeds) of at least $1,000,000 in a private offering of its securities.

(b)  Acquisition of Assets. B6 Sigma shall have acquired substantially all of the assets of the Beyond 6 Sigma division of TMC Corporation.

(c) Accuracy of B6 Sigma's and the Shareholders' Representations and Warranties.  The representations and warranties of B6 Sigma and the Shareholders will be true and correct in all material respects as of the date when made and as of the Closing, as though made at that time.

(d) Performance by B6 Sigma and the Shareholders. B6 Sigma and the Shareholders shall have performed all agreements and satisfied all covenants and conditions required to be performed or satisfied by them at or prior to the Closing.

(e) No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(f) No Material Adverse Changes.  B6 Sigma shall have suffered no Material Adverse Effect.

(g) Miscellaneous. B6 Sigma and the Shareholders shall have delivered to Framewaves such other documents relating to the transactions contemplated by this Agreement as Framewaves may reasonably request.

7.2 Conditions Precedent to the Obligation of the Shareholders to Exchange B6 Sigma Shares.  The obligation of the Shareholders to exchange their B6 Sigma Shares for the Framewaves Exchange Shares and to otherwise consummate the transactions contemplated hereby is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below. These conditions are for the Shareholders' sole benefit and may be waived by B6 Sigma at any time in its sole discretion.

(a) Accuracy of Framewaves' Representations and Warranties. The representations and   warranties of Framewaves will be true and correct in all material respects as of the date when made and as of the Closing, as though made at that time.

(b) Performance by Framewaves.  Framewaves shall have performed all agreements and satisfied all covenants and conditions required to be performed or satisfied by them at or prior to the Closing.

(c) No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d) No Material Adverse Changes.  Framewaves shall have suffered no Material Adverse Effect.

(e) Miscellaneous. Framewaves shall have delivered to the Shareholders such other documents relating to the transactions contemplated by this Agreement as the Shareholders may reasonably request.

SECTION 8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF
FRAMEWAVES

Notwithstanding any right of B6 Sigma and the Shareholders fully to investigate the affairs of Framewaves, B6 Sigma and the Shareholders shall have the right to rely fully upon the representations, warranties, covenants and agreements of Framewaves contained in this Agreement or in any document delivered by Framewaves or any of its representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder for 12 months following the Closing.

SECTION 9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF B6 SIGMA
AND THE SHAREHOLDERS

Notwithstanding any right of Framewaves fully to investigate the affairs of B6 Sigma, Framewaves shall have the right to rely fully upon the representations, warranties, covenants and agreements of B6 Sigma and the Shareholders contained in this Agreement or in any document delivered to Framewaves by B6 Sigma or any of its representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder for 12 months following the Closing.

SECTION 10. INDEMNIFICATION

10.1 Obligation of Framewaves to Indemnify. Subject to the limitations on the survival of representations and warranties contained in Section 8, Framewaves hereby agrees to indemnify, defend and hold harmless the Shareholders and B6 Sigma, to the extent provided for herein, from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) (a "Loss") based upon, arising out of, or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Framewaves contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

10.2 Obligation of the B6 Sigma to Indemnify. Subject to the limitations on the survival of representations and warranties contained in Section 9, B6 Sigma agrees to indemnify, defend and hold harmless Framewaves to the extent provided for herein from and against any Loss based upon, arising out of, or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement made by any of them and contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

SECTION 11. MISCELLANEOUS

11.1 Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no event constitute a waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

11.2 Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

11.3 Assignment. This Agreement is not assignable except by operation of law.

11.4 Notices.  Until otherwise specified in writing, the mailing addresses of both parties of this Agreement shall be as follows:

To:	B6 Sigma, Inc.
41B Bisbee Court, Unit B4
Santa Fe, New Mexico
Attention: Richard Mah, CEO

With a copy to:	Mitchell Lampert, Esq.
Meister Seelig & Fein
140 East 45th Street
New York, NY 10017

The Shareholders: Addresses as Set forth on Schedule A

To:	Framewaves, Inc.
1981 East 4800 South, Suite 100
Salt Lake City, UT 84117
Attention: John Furlong, President

With a copy to:	Cletha Walstrand, Esq.
1322 West Pachua Circle
Ivins, UT 84738

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address as may be furnished in writing to the addressor.

11.5 Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of Santa Fe, State of New Mexico, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this agreement in that jurisdiction or the validity or enforceability of any provision of this agreement in any other jurisdiction. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY.

11.6 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance thereof by the other party.

11.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the Exchange and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

11.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.9 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

11.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

FRAMEWAVES, INC.	B6 SIGMA, INC.

By:	By:
Name: John Furlong	Name: Richard Mah
Title: President	Title: CEO

SHAREHOLDERS:

By:
Name:

By:
Name:

By:
Name:

SCHEDULE A

B6 SIGMA, INC. EXCHANGE WITH FRAMEWAVES, INC.

	Shares of	Shares of
	B6 Sigma	Framewaves
Name of	to be	to be
Shareholder	Exchanged	Received

Total B6 Sigma, Inc.
Shareholders